Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-175709 on Form S-8 of our reports dated June 29, 2012, relating to the financial statements of Sky-mobi Limited (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the translation of Renminbi amounts to United States dollar amounts for the convenience of readers in the United States of America), and the effectiveness of Sky-mobi Limited’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Sky-mobi Limited for the year ended March 31, 2012.

June 29, 2012

/s/ Deloitte Touche Tohmatsu CPA Ltd.